Exhibit 10.3

August 26, 2007

$900,000,000 Senior Credit Facilities

Commitment Letter

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Attention:	Gretchen Haggerty

Executive Vice President

    & Chief Financial Officer

Ladies and Gentlemen:

You (the “Company”) have advised us that you or your wholly-owned subsidiary propose to acquire (the “Acquisition”) a company you have identified to us (the “Target”), and in that connection you have requested that: (a) J.P. Morgan Securities Inc. (“JPMorgan”) and Scotia Capital, the investment banking division of The Bank of Nova Scotia (“Scotia Capital” and, together with JPMorgan, the “Joint Arrangers”) structure, arrange and syndicate two senior credit facilities in an aggregate amount of $900,000,000 (each a “Facility” and collectively, the “Facilities”), (b) JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) and Scotia Capital (together with JPMorgan Chase, the “Lead Lenders” and the Lead Lenders, together with the Joint Arrangers, the “Lead Lender Parties”) commit to provide the full amount of the Facilities, (c) JPMorgan Chase serve as administrative agent for the Facilities, and (d) Scotia Capital serve as syndication agent for the Facilities.

JPMorgan and Scotia Capital are pleased to advise you that they are willing to act as exclusive joint lead arrangers and joint bookrunners for the Facilities.

Furthermore, each Lead Lender is pleased to advise you of its several commitment to provide one half of the full amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

It is agreed that JPMorgan Chase will act as the sole and exclusive Administrative Agent, and that JPMorgan and Scotia Capital will act as exclusive Joint Arrangers and Bookrunners for the Facilities. It is further agreed that Scotia Capital will act as the sole and exclusive Syndication Agent. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facilities (other than, in each case, as expressly contemplated by the Term Sheet) unless you and we shall so agree.

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We intend to syndicate the Facilities to a group of financial institutions (together with the Lead Lenders, the “Lenders”) identified by us in consultation with you. The Joint Arrangers shall commence syndication efforts promptly, and you agree to actively assist the Joint Arrangers in completing a syndication satisfactory to both you and them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Company and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting with the Joint Arrangers of one or more meetings of prospective Lenders.

The Joint Arrangers, in consultation with the Company, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and compensation to the Lenders. In acting as the Joint Arrangers, JPMorgan and Scotia Capital will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Joint Arrangers in their syndication efforts, you agree promptly to prepare and provide to them all information with respect to the Company and the Target and the transactions contemplated hereby, including all historical financial information and projections (the “Projections”), as they may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information, other than the Projections, that has been or will be made available to the Joint Arrangers by you or any of your representatives, taken as a whole (collectively, the “Information”), is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Joint Arrangers by you or any of your representatives have been prepared in good faith based on reasonable assumptions (it being understood that the Projections are not to be viewed as facts and that actual results may differ significantly from the Projections and that no assurance can be given that the results set forth in the Projections will be realized). If, after the time the Information has been made available to the Joint Arrangers and prior to the execution and delivery of the Credit Documentation (as defined below), events occur that cause the Information to be misleading in any material respect, you shall promptly advise the Joint Arrangers. You understand that in arranging and syndicating the Facilities the Joint Arrangers may use and rely on the Information without independent verification thereof.

As consideration for the Lead Lenders’ respective commitments hereunder and the Joint Arrangers’ agreement to perform the services described herein, you agree to pay to each of them the nonrefundable fees set forth in (a) the Arrangement Fee Letter dated the date hereof and among the parties hereto and (b) the Administration Fee Letter dated the date hereof among the Company, JPMorgan, and JPMorgan Chase (together the Arrangement Fee Letter and Administration Fee Letter, the “Fee Letters”).

The Lead Lenders’ respective commitments hereunder and the Joint Arrangers’ agreements to perform the services described herein are subject to (a) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company without our consent, (b) the negotiation, execution and delivery on or before December 15, 2007 of mutually satisfactory definitive documentation with respect to the Facilities (such documentation, the

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“Credit Documentation”) and (c) the other conditions set forth or referred to in the Term Sheet. Any matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Lead Lender Parties and the Company.

You agree (a) to indemnify and hold harmless the Lead Lender Parties, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Acquisition or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal expenses (including the fees and expenses of a single counsel, which counsel shall be selected (x) by mutual agreement of the indemnified person and the Company or (y) if no such agreement has been reached following good faith consultation with respect thereto, by the indemnified person) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the breach of an express contractual undertaking by, or the willful misconduct, bad faith or gross negligence of, an indemnified person, and (b) to reimburse each indemnified person on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet and the definitive loan documentation) or the administration, amendment, modification or waiver thereof. If any action, suit or proceeding is brought against any indemnified person in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (i) promptly notify the Company in writing of such action, suit or proceeding and (ii) give the Company an opportunity to consult from time to time with such indemnified person regarding defensive measures and potential settlement. Notwithstanding any other provision of this Commitment Letter, the Company shall not be liable to pay any settlement effected without its written consent (which shall not be unreasonably withheld). No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

You acknowledge that JPMorgan Chase or Scotia Capital and their respective affiliates (the terms “JPMorgan Chase” and “Scotia Capital” being understood to refer hereinafter in this paragraph to include such affiliates) or may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither JPMorgan Chase nor Scotia Capital will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by it of services for other companies, and neither JPMorgan Chase nor Scotia Capital will furnish any such information to other companies. You also acknowledge that JPMorgan Chase and Scotia Capital have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

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In order to enable the Joint Arrangers to bring relevant expertise to bear on its engagement under this Commitment Letter from among its global affiliates, you agree that the Joint Arrangers may perform the services contemplated hereby in conjunction with their affiliates, and that any affiliates of the Joint Arrangers performing services hereunder shall be entitled to the benefits and subject to the terms of this Commitment Letter.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (except, in the case of the Lead Lender Parties, to their respective affiliates, it being understood that any such affiliate shall be subject to the restrictions set forth in this sentence) (and any purported assignment without such consent, other than as described in the immediately preceding parenthetical, shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and any indemnified person (as heretofore defined); provided that the Lead Lender Parties shall have the right, in their sole discretion, to syndicate the Facilities among commercial banks or other financial institutions, or subject to any limitations set forth in the definitive documentation, otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Facilities and any notes issued in connection therewith. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Lead Lender Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or portable document format shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the accompanying Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet nor the accompanying Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, employees, directors, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except with respect to the Fee Letters) after this Commitment Letter has been accepted by you.

The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Lead Lenders’ respective commitments hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to our counsel Davis Polk & Wardwell in New York, an executed counterpart hereof not later than 11:59 p.m., on August 27, 2007. The Lead Lender Parties’ respective commitments and the Arrangers’ agreements herein will expire at such time if such executed counterpart has not been received in accordance with the immediately preceding sentence.

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JPMorgan Chase, JPMorgan and Scotia Capital are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Linda M. Meyer
	Name:	Linda Meyer
	Title:	Vice President

J.P. MORGAN SECURITIES INC.

By:	/s/ Thomas Delaney
	Name:	Thomas Delaney
	Title:	Executive Director

THE BANK OF NOVA SCOTIA

By:	/s/ J. F. Todd
	Name:	J. F. Todd
	Title:	Managing Director

Accepted and agreed to as of

the date first written by:

UNITED STATES STEEL CORPORATION

By:	/s/ L. T. Brockway
	Name:	L. T. Brockway
	Title:	Vice President & Treasurer

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Summary of Terms and Conditions

I. Parties

Borrower:	United States Steel Corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. ( “JPMorgan”) and The Bank of Nova Scotia (“Scotia Capital”, and together with JPMorgan in such capacity, the “Joint Arrangers”)

Administrative Agent:	JPMorgan Chase Bank, National Association (“JPMCB” and, in such capacity, the “Administrative Agent”).

Syndication Agent:	Scotia Capital (in such capacity, the “Syndication Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB and Scotia Capital, arranged by the Joint Arrangers (collectively, the “Lenders”).

II. Credit Facilities

A. Interim Facility

Type and Amount of Facility:	One-year term loan facility (the “One Year Term Facility”) in the amount of $400,000,000 (the loans thereunder, the “One Year Term Loans”).

Availability:	The One Year Term Facility shall be available for drawing in a single drawdown not later than December 31, 2007.

Initial Conditions:	(a) The conditions precedent set forth on Annex II hereto.

(b) There not occurring or becoming known to the Administrative Agent any material adverse change with respect to the Borrower and its subsidiaries taken as a whole.

Purpose:	The proceeds of the One Year Term Loans shall be used to finance the cost of the acquisition (the “Acquisition”) contemplated by the draft arrangement agreement (the “Arrangement Agreement”) submitted to the Joint Arrangers concurrently with the delivery of the commitment letter relating to these Terms and Conditions.

Maturity:	The first anniversary of the date of execution of definitive documentation and funding with respect to such facility (such date with respect to any Facility, the “Closing Date”).

Mandatory Prepayments/ Reductions:	Loans under the One Year Term Facility shall be prepaid with 100% of the net cash proceeds of issuances of debt and equity securities of the Borrower and its subsidiaries after the Closing Date.

B. Three-Year Term Loan Facility

Type and Amount of Facility:	Three-year term loan facility (the “Three Year Term Facility” referred to together with the One Year Term Facility, as the “Facilities”) in the amount of $500,000,000 (the loans thereunder, the “Three Year Term Loans” referred to together with the One Year Term Loans as the “Loans”).

Availability:	The Three Year Term Facility shall be available for drawing in a single drawdown not later than December 31, 2007.

Initial Conditions:	(a) The conditions precedent set forth on Annex II hereto.

(b) There not occurring or becoming known to the Administrative Agent any material adverse change with respect to the Borrower and its subsidiaries taken as a whole.

Purpose:	The proceeds of the Term Loans shall be used to finance the cost of the Acquisition.

Maturity:	The third anniversary of the Closing Date.

Amortization:	Ten percent of the principal amount borrowed on the first anniversary of the Closing Date, twenty percent of the amount borrowed on the second anniversary of the Closing Date and the balance at Maturity.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid without penalty and commitments may be reduced by the Borrower in $25,000,000 minimum amounts.

IV. Certain Documentation Matters

Documentation:	The final documentation for the Facilities will be substantially similar to the Five Year Term Loan Agreement dated as of June 11, 2007, among United States Steel Corporation, The Lender Parties Thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “June 2007 Loan Agreement”).

Representations and Warranties:	Shall include only the following in the form set forth in the June 2007 Loan Agreement:

Corporate Existence.

Corporate and governmental authorizations; no contravention; binding and enforceable agreements.

Financial information.

No material adverse change since 12/31/06, except as disclosed prior to the Closing Date.

Borrower and its subsidiaries have paid all taxes imposed upon them except for such taxes as are being contested in good faith and in cases where the failure to pay such taxes would not reasonably be expected to result in a material adverse change.

Except as set forth in the Borrower’s most recent reports filed with the SEC, the Borrower does not presently anticipate that remediation costs and penalties associated with environmental laws, to the extent not previously provided for, will result in a material adverse change.

Except as set forth in the Borrower’s most recent reports filed with the SEC, there is no action, suit, arbitration or other proceeding, inquiry or investigation, at law or in equity, pending against the Borrower or of which the

Borrower has otherwise received official notice or which to the knowledge of the Borrower is threatened against the Borrower, wherein there is a reasonable possibility of an unfavorable decision, ruling or finding that would reasonably be expected to result in a material adverse change.

The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

Compliance with ERISA except where non-compliance would not reasonably be expected to result in a material adverse change.

Adequacy of Disclosure.

Affirmative Covenants:	Shall include only the following in the form set forth in the June 2007 Loan Agreement:

Furnishing of information, including (without limitation), quarterly and annual financial statements, officer’s certificates regarding covenant compliance.

Furnishing notice of the occurrence of a Default or Event of Default together with a description of the action the Borrower shall employ to remedy the same.

Furnishing notice of any material adverse change (including, without limitation, circumstances arising in litigation, governmental investigations and environmental matters).

Maintenance of property; insurance coverage in such amounts and covering such risks as is usually carried by companies engaged in similar businesses.

Compliance with all applicable laws, rules and regulations, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith or (b) the failure to comply with which would not reasonably be expected to result in a material adverse change.

The Borrower and its Subsidiaries will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution that is otherwise permitted.

The Borrower and its Subsidiaries will maintain proper books and records and grant the Lenders the right to inspect their property and books and records at reasonable times and upon reasonable notice.

Financial Covenants:	Minimum interest coverage (EBITDA/Interest) of 2:1. Maximum leverage (Debt/EBITDA) of 3.25:1.

Negative Covenants:	Shall include only the following in the form set forth in the June 2007 Loan Agreement (except as expressly varied below):

Neither the Borrower nor any Subsidiary will create or suffer to exist any lien on any of its assets except (i) existing liens, (ii) certain purchase money liens, (iii) liens existing on assets at the time of the acquisition of such assets, (iv) liens in connection with consignment arrangements, (v) liens arising in connection with permitted receivables financings, (vi) liens on assets of foreign subsidiaries, (vii) certain liens arising in the ordinary course and not in connection with financing transactions, (viii) liens arising in connection with a refinancing, extension, renewal or refunding of any permitted lien, (ix) liens to secure debt owing to the Borrower or a subsidiary of Borrower, (x) liens securing obligations in connection with governmental bonds issued to finance the cost of pollution control facilities, (xi) liens on domestic inventory so long as the Loans are equally and ratably secured thereby[1], and (xii) liens not otherwise permitted on assets other than domestic inventory in an amount not to exceed 10% of Consolidated Net Tangible Assets.

Neither the Borrower nor any of its domestic Subsidiaries will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of the Borrower or any

[1]	The definitive clause will be drafted in a manner that will permit the Borrower to comply with the covenant set forth in Section 6.01(b) of the June 2007 Loan Agreement.

of its domestic Subsidiaries to create or permit to exist any lien on any of its inventory with certain exceptions to be agreed.[2]

No mergers or consolidations by the Borrower (unless (a) before and after giving effect thereto, no Default has occurred and is continuing and (b) the Borrower is the person surviving such transaction or is another entity organized under the laws of a state of the United States that assumes the Borrower’s obligations under the credit agreement pursuant to satisfactory instrument of assumption).

Events of Default:	Shall include only the following in the form set forth in the June 2007 Loan Agreement:

Nonpayment of principal under the Facilities when due.

Nonpayment of interest or other amounts under the Facilities within five business days of becoming due.

Any representation and warranty made in the Credit Documentation shall prove to be false or misleading in any material respect when made or deemed made.

Breaches of covenants set forth in the Credit Documentation subject, in the case of affirmative covenants that are capable of being remedied, to a 30-day grace period after the earlier of actual knowledge and notice.

Failure to make any payment with respect to any other material debt (i.e., debt with an aggregate principal amount in excess of $100,000,000) when due or within any applicable grace period; or any event or condition shall exist which permits the holder to cause acceleration of the maturity of any other material debt and shall continue uncured and unwaived for the longer of the applicable grace period or five business days; or the maturity of any other material debt shall be accelerated.

Certain bankruptcy events (subject, in the case of involuntary bankruptcy, to a 60 day grace period).

[2]	The definitive clause will be drafted in a manner that will permit the Borrower to comply with the covenant set forth in Section 6.01(b) of the June 2007 Loan Agreement.

The occurrence of certain ERISA events that would reasonably be expected to result in a material adverse change.

The imposition of any unpaid judgments in excess of $100,000,000 (which continue for a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect).

Change in Control:	Pursuant to terms identical to those in the June 2007 Loan Agreement, upon the happening of a Change in Control, each Lender shall have the right to terminate its Commitments, declare its Loans due and payable and receive a payment from Borrower equal to the principal amount of its Loans outstanding plus interest thereon.

Voting:	Pursuant to terms identical to those in the June 2007 Loan Agreement, amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Loans and unused commitments under the applicable Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

Assignments and Participations:	Pursuant to terms identical to those in the June 2007 Loan Agreement, the Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent and (c) the Issuing Bank(s). In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

Pursuant to terms identical to those in the June 2007 Loan Agreement, the Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Credit Documentation shall contain provisions identical to those in the June 2007 Loan Agreement (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Joint Arrangers associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

Pursuant to terms identical to those in the June 2007 Loan Agreement, the Administrative Agent, the Joint Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Joint Arrangers:	Davis Polk & Wardwell.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the Telerate screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under any

Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex I-A

Pricing Grid

(bps)

One Year Term Facility and Three Year Term Facility

Ratings[1]	Applicable Margin
Baa1/BBB+	35.0
Baa2/BBB	50.0
Baa3/BBB-	62.5
Ba1/BB+	87.5
Lower	125.0

[1]	Except as expressly provided, based upon the higher of Moody’s and S&P ratings, unless split by more than one notch, in which case based upon a rating one notch higher than the lower of the two.

Annex II

Initial Conditions:

The funding of each Facility shall be conditioned upon satisfaction of, among other things, the following conditions precedent on or before December 31, 2007:

(a)	The parties shall have executed and delivered mutually satisfactory definitive financing documentation with respect to the each Facility (the “Credit Documentation”).

(b)	The Lenders, the Administrative Agent and the Joint Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

(c)	The Lenders shall have received such legal opinions, documents and other instruments as they may reasonably request all substantially similar to those delivered in connection with the June 2007 Loan Agreement.

(d)	The proceeds of the Loans will be funded into an escrow arrangement satisfactory to the Administrative Agent pursuant to which such proceeds would be released upon the consummation of the Acquisition no later than December 31, 2007 in all material respects in accordance with applicable law and the Arrangement Agreement, dated as of August 26, 2007, without material waiver or amendment thereof unless consented to by the Joint Arrangers (which consent shall not be unreasonably withheld, conditioned or delayed). If the Loans are so funded and the Acquisition is not consummated as specified above, the proceeds of the Loans would be repaid to the Lenders, and upon the payment of any other sums due the Lenders by the Borrower pursuant to the terms of the Facilities, the Facilities would be terminated.